Exhibit 10.4

Central One District C1 Building, Level 1 Dubai.

MASTER LOAN AGREEMENT

LOAN AGREEMENT made as of 16 October 2025 (as amended or supplemented from time to time and including all Exhibits and Schedules hereto, this “Loan Agreement”) between Graphjet Technology (“Borrower”), and International Liquidity, LLC (“Lender”).

WHEREAS, Borrower has requested that the Lender provide a non- recourse loan secured by the Collateral and equity deposit within the designated account.

WHEREAS, Lender is willing to furnish such loan only upon the terms and conditions contained herein including, without limitation, the execution, delivery and where appropriate, the filing and/or recording of certain collateral security instruments.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

ARTICLE 1

DEFINITIONS: As used in this Loan Agreement, the following terms shall have the following meanings. All such terms or such terms as otherwise defined in this Loan Agreement shall have such defined meanings when used without definition in the Master Pledge Agreement, or other Loan Documents. All currency referred to in this Agreement shall mean United States Dollars, and all amounts delivered or to be paid are to be calculated and delivered in net United States Dollars, unless otherwise indicated:

“Admin Fee” shall mean (1.75%) of the principal amount being borrowed.

“Agreement” shall mean this Master Loan Agreement, including any Exhibits or Schedules hereto, and as amended or supplemented from time to time.

“Assignee” has the meaning set out in Article 7.12.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed, in Malaysia.

“Closing” has the meaning set out in Article 2.5.

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“Closing Summary” shall mean a summary in the form attached to this Agreement as Exhibit 1, which Closing Summary shall be delivered by the Lender to the Borrower contemporaneously with the final funding of the Loan.

“Collateral” shall mean the instrument pledged against the monies received for the Loan. The initial collateral deposited is defined as Pledged Collateral. Such instrument must be in good standing according to United States law, shall be registered in the name of the Lender or its assigned designee, as shall be registered for resale by the pursuant to an effective registration statement filed with the Securities and Exchange Commission of the United States. If Collateral is pledged in lieu of a cash payment for a fee, Valuation Event or Event of Default cure, the value of such Collateral shall be calculated using as reference the methodology set out in Article 2.1(a).

“Currency” the parties agree that all loans shall be priced, closed and funded in United States Dollars (“USD”). If the Pledged Collateral is a security or instrument which is priced and traded in a market and currency other than USD, the parties agree to convert to USD for all purposes and calculate the currency exchange rate to USD from the currency of the market in which the security or instrument is traded as set forth herein.

“Event of Default” shall mean any of the events specified in Article 3 hereof.

“Fair Market Price” (“FMP”) shall mean with respect to the stock or securities provided as Pledged Collateral the average of the last sale price on three consecutive Exchange Business Days or the last closing price based on Lenders discretion any day prior to Closing. For purposes of determining the Loan Principal Amount prior to Closing, the first day of the three consecutive day pricing option shall be the Verification Day. That average price or closing price shall be the per-share price (FMP) of the Pledged Collateral used to establish its Fair Market Value.

“Fair Market Value” (“FMV”) shall mean the amount, expressed in dollars, equating to the FMP for each share of the Pledged Collateral multiplied by the number of such shares comprising the Pledged Collateral.

“Final Acceptance” shall mean the Exchange Business Day after the Pledged Collateral has been received and posted to the Lender’s account prior to Closing.

“Funded” shall mean, to authorize and initiate the bank wire transfer to provide the Borrower with money for the purpose of the loan and this Master Loan Agreement.

“Interest Rate” shall mean 5.00% per annum per annum.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan Principal Amount” shall mean the amount of monies borrowed by Borrower from Lender under Article 2.1 hereof.

“Loan Documents” shall mean collectively, this Agreement, the Pledge Agreement, the Closing Summary, and any other agreements, documents, instruments, exhibits or statements delivered in connection with the Loan. Each to be contemporaneously executed and read and construed together in a manner so as to give meaning and effect to all their provisions.

“Market Price” shall mean the current price of Graphjet Technology (GTI:US) is trading at any given moment in time, either during normal exchange hours or the last sale price when the exchange closes for the day.

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“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party; or (d) a material adverse effect on the validity, perfection or priority of the security provided in favour of and for the benefit of the Lender on any portion of the Collateral or a material adverse effect on the value of any portion of the Collateral.

“Maturity Date” is the date on which this Loan is due and payable pursuant to this Loan Agreement, which is the earlier of (a) the date payment is accelerated to pursuant to an Event of Default (b) the date payment is accelerated to pursuant to Article 2.7 hereof, (c) the 60-month anniversary of the date the Loan is funded unless extended pursuant to Article 2.7.

“Obligations” shall mean all indebtedness and other liabilities and obligations of the Borrower to the Lender of every kind, nature and description, present or future, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or not, in any currency, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument or whether evidenced by any agreement or instrument and whether as principal or surety, including, without limitation, (i) the payment in full when due of the Loan and all interest thereon, (ii) the payment of all amounts payable by the Borrower to the Lender under the terms of the Loan Agreement or any other Loan Document including without limitation costs of maintaining the Professional Client Brokerage Account, Rehypothecate Adjustment Amounts, and, if there is an Event of a Default or pre-payment of any or all of the Loan, all expenses and costs related to rehypothecates, including without limitation the cost of (a) unwinding a rehypothecate and (iii) the payment and performance in full when due of all other liabilities and obligations of the Borrower to the Lender under the Loan Agreement and the other Loan Documents and other evidences or indebtedness issued in exchange and the observance and performance by the Borrower of the obligations to be observed and performed by it hereunder or under any related agreement, instrument or document.

“Person” shall mean any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentally or political subdivision thereof).

“Pledge Agreement” shall mean the Master Pledge Agreement dated the date hereof between Borrower and Lender, by which the Pledged Collateral is pledged to the Lender.

“Pledged Collateral” shall mean the 3,157,000 shares of Graphjet Technology (GTI:US) and any shares resulting from a split-up, revision, reclassification or other like change of the Pledged Collateral.

“Signing Date” shall mean either the date the Lender signs and dates the MLA after the Borrower signs the MLA, or if a later date, the date the Pledged Collateral settles in the Lender’s collateral account.

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“Term of Loan” shall mean when the Loan starts as defined as Signing Date, or the date the Pledged Collateral is received in the Lender’s collateral account if that date is after the Signing Date. Once Term of Loan has started Borrower agrees that this contract cannot be canceled unless agreed upon by both parties or unless the Verification Day has not been triggered within thirty (30) days of the Signing Date. The Term ends as defined by Maturity Date or thirty (30) days after the Signing Date if the Verification Day has not been triggered.

1.1 Use of Defined Terms. All terms defined in this Agreement shall have such defined meanings when used herein and in the Pledge Agreement or other documents made or delivered in conjunction with this Agreement.

1.2 Lender’s Discretion. The Lender has the discretion and right to elect to not proceed with any loan with the Borrower at any time up until the Closing.

1.3 Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

ARTICLE 2

AMOUNT OF LOAN

2.1	Loan Principal Amount.

(a)	In accordance with the terms and conditions of this Loan Agreement, the Lender agrees to advance to Borrower a principal amount (the “Loan” as defined above) equal to such amount supportable by the Collateral. Prior to execution of this Loan Agreement, the Lender advised the Borrower that Lender estimated that the Loan Amount would be approximately USD 7,000,000 based on a loan to value (“LTV”) of 65.00% against the FMV of the shares representing the Collateral.

(b)	For each tranche, the Lender will release funds in the amount of each such tranche, as directed by the Borrower, and the Borrower will release the Collateral as directed by the Lender through a simultaneous exchange to occur on a agreed upon date (for each tranche in question, the “Closing Date”). For greater certainty, the aggregate value of all tranches hereunder shall not exceed that of the amount of the Loan.

(c)	Subject to compliance with Article 2.1(b), the Lender shall fund the principal amount of any Tranche (less all deductions to be made hereunder) to the Borrower at the Borrower’s bank account in accordance with Article 2.5 on the Closing. Notice will be sent in writing to the Borrower not to fund such amount on such date, whereupon the collateral delivered shall cease to be Pledged Collateral for the purposes hereof and such securities shall be promptly returned to the Borrower.

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2.2	Term of Loan.

(a)	The Loan shall mature, and the Loan Principal Amount together with all accrued interest thereon shall be due and payable five (5.00) years (the “Term”) subsequent to the occurrence of the initial Closing (the “Maturity Date” or “Maturity”).

(b)	If the Borrower requested that the Term be extended, the Lender reserves the sole right to extend the Loan for an additional twelve (12) months with the same terms and conditions as set forth herein. In any event, the maximum term of this Loan shall be six (6) years, plus one (1) month.

(c)	To have the Term extended, the Borrower must provide to the Lender written notice of the request within ten (10) Business Days prior to the Maturity of the Loan. Extension of the Term shall result in a fee of no less than one (1%) percent of the total value of the Collateral as determined in accordance with Article 2.1 or the value of the Collateral at time of renewal (the Lender reserves the sole right to decide which of the two mechanisms shall apply).

2.3	Interest and Fees.

(a)	The Loan shall have an annual interest rate in an amount equal to 5.00% (five percent) to be paid in quarterly installments. The first interest payment for each tranche shall be due on the first banking day of the third (3rd) month following the applicable Closing and such payment shall be based on a quarter year, regardless of the actual number of days between the applicable Closing and the date such first interest payment is due. All subsequent payments (except otherwise noted herein) shall be due on the first banking day of each third (3rd) month thereafter for the Term (as such Term may be extended).

(b)	Subject to Article 2.3(a), all interest payments due hereunder shall be paid in or its value determined in U.S. Dollars and made by way of certified cheque or other immediately available funds as directed by the Lender.

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2.4	Fees.

(a)	Origination Fee. The Lender will deduct the applicable Origination Fee of 3.00% (three) on a funding as of each Closing, based on the principal amount being funded, and will deduct this Origination Fee from the funding upon delivery of the Loan proceeds and deliver the same in accordance with the instructions of the Borrower as provided by Article 2.5.

2.5	Closing.

The initial Closing Date shall take place no later than five (5) Business Days after the Final Acceptance, assuming the conditions to Lender’s Obligations herein are satisfied. At the Lender’s discretion, the funding may disburse to the Borrower’s custodian account or to the Borrower’s bank account per the following instructions:

Bank Name:

Bank Address:

Bank Phone:

Swift Code:

Account Name:

Account Number:

2.6	Application of Payments. Funds received from or on behalf of the Borrower pursuant to the terms and provisions of this Loan Agreement shall be applied in the following manner:

(i)	the payment of fees, penalties and expenses due pursuant to any provision of the Loan Documents, then

(ii)	All Obligations, other than accrued and/or unpaid interest and any portion of the outstanding principal, then

(iii)	The payment of accrued and/or unpaid interest on the Loan, then

(iv)	When specifically allowed by the Loan Agreement, payment of the outstanding principal balance, and then

(v)	The balance, if any, to Borrower.

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2.7	Redelivery of Collateral.

(a)	In the event that the Borrower does not make any payment required hereunder by the due date of such payment, or otherwise breaches this Agreement, the Agreement will terminate at the option of the Lender, and the Lender will be entitled to foreclose on the Collateral remain in whole possession and full unrestricted ownership of the Collateral, as the legal and beneficial owner of the Collateral, unencumbered in any way and the Borrower shall do all things, and take all actions as may be required by the Lender to effect the final transfer of ownership to the Lender. For greater certainty, notwithstanding termination of this Agreement pursuant to this section, in the event of such termination, all obligations of the Borrower to the Lender hereunder shall remain in force.

(b)	Provided that the Borrower is in compliance with this Agreement, the Lender agrees to return the relevant number of Collateral, or an equivalent value of the relevant Collateral in US dollars (but only in cash if it the company has gone private or been acquired, such as if the Collateral have ceased being traded, or if the issuer of the Collateral has gone private, acquired, such the Collateral have otherwise ceased to be publicly traded), to the Borrower within ten (10) banking days (the “Re-delivery Date”) of full repayment (“Repayment”) of the Loan (including all payments required hereunder, including, without limitation, interest and fees related to the Loan) to the Lender, provided, however, that in the event the Borrower elects to pre-pay the Loan (in accordance with this Agreement only), the Borrower shall notify the Lender thirty (30) calendar days prior to the desired date of Repayment via registered mail or Federal Express (such mechanism “Notification”). Notification shall not be valid or in force until the Lender acknowledges, in writing, receipt of the intent to re-pay. There is a restriction on pre-payment during the first twenty-four (24) months following the applicable Closing of a tranche. Notification shall not be valid or in force until delivery of intent to repay is certified in the form of a receipt. Also, if the borrower elects to prepay and fails to prepay on the agreed upon date, it will be viewed as a default by the borrower. The Lender acknowledges, in writing, receipt of the intent to re- pay.

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ARTICLE 3

CONDITIONS, RESTRICTIONS AND FURTHER AGREEMENTS

3.1 In addition to this Agreement, the Borrower agrees to execute and sign all related documents as requested by the Lender and an assignment in the event of any default of any terms or conditions hereunder, including without limitations of Loan repayment.

(a)	If Failure by Borrower to pay the Obligations due pursuant to this Loan Agreement and the Note, within three (3) Business Days of the date when due, whether on the date fixed for payment or by acceleration or otherwise, or the failure by Borrower to pay any interest payment on the Note within three (3) Business Days of the date such interest becomes due; or

(b)	If any representation or warranty made by Borrower in this Loan Agreement or in any certificate or statement furnished at the time of Closing or pursuant to this Loan Agreement or any other Loan Document shall prove to have been untrue or misleading in any material respect at the time made; or

(c)	Default by Borrower in the performance or observance of any covenant or agreement contained in this Loan Agreement or default in any other Loan Document which is not cured within any applicable grace period provided for therein, if any; or

(d)	A final judgment for the payment of money in excess of $250,000 USD shall be rendered against Borrower, and such judgment shall remain undischarged for a period of sixty (60) days from the date of entry thereof unless within such sixty (60) day period such judgment shall be stayed, and appeal taken there from and the execution thereon stayed during such appeal; or

(e)	If the Borrower shall default in respect of any evidence of indebtedness or under any agreement under which any notes or other evidence of indebtedness of Borrower are issued, if the effect thereof is to cause, or permit the holder or holders thereof to cause, such obligation or obligations in an amount in excess of $250,000 USD in the aggregate to become due prior to its or their stated maturity or to permit to acceleration thereof; or

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(f)	If an “Event of Default” under the Master Pledge Agreement shall occur and any grace period, if any, provided for therein shall have expired; or

(g)	If Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of Borrower’s properties, or any such official is placed in control of such properties, or Borrower admits in writing Borrower’s inability to pay Borrower’s debts as they mature, or the Borrower shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to Borrower or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or other relief with respect to Borrower or Borrower’s debts; or

(h)	There shall be commenced against Borrower any action or proceeding of the nature referred to in subsection (h) of this Article 3.1, or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the property of Borrower, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(i)	The Master Pledge Agreement shall cease at any time after its execution and delivery and for any reason to create a valid and perfected first priority security interest in the Collateral and to any other property subject thereto or the validity or priority of such security interest shall be contested by Borrower or by any other Person; or any of the other Loan Documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Borrower or by any other Person; or

(j)	a lending institution or joint venture partner sends a default notice to the Issuer, which would have a material adverse affect on the value of the stock of the Issuer, which default has not been cured at the time of disclosure of such default; or

(k)	The Fair Market Value of the Collateral shall be, at the close of business on any day, less than 75% of the Fair Market Value used to calculate the Loan Principal Amount.

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3.2 Rights Upon An Event of Default. Upon the occurrence of an Event of Default, all Obligations, including, without limitation, the principal amount of the Loan, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived. Upon the occurrence of an Event of Default, Lender shall thereupon have the rights, benefits, and remedies afforded to it under any of the Loan Documents with respect to the Collateral and may take, use, or otherwise encumber or dispose of the Collateral as if it were the Lender’s own property. Borrower agrees that Lender may or may not proceed, as Lender determines in its sole discretion, with any or all other rights, benefits, and remedies that it may be entitled against the Borrower, acknowledging that this is a Limited Recourse loan.

3.3 Default Interest After the occurrence of an Event of Default, to the extent permitted by applicable law, the Interest Rate on the Loan shall be at a rate equal to 3.0% per month retroactive to the initial date of funding (“Default Interest”).

(a)	Termination of Default Interest. Borrower acknowledges that Lender, notwithstanding an Event of Default, may elect to not realize on or take any action with respect to the Collateral until the Maturity Date, and Default Interest shall accrue until such action is taken. Notwithstanding the foregoing, Default Interest shall cease to accrue with such interest as has accrued becoming a fixed amount and the Interest Rate set forth herein shall be reinstated where Lender has not commenced an action against Borrower to recover any or all of Borrower’s Obligations hereunder, prior to 180 days after the Maturity Date.

(b)	Maximum Interest Rate. Notwithstanding anything herein to the contrary, in no event shall the interest charged hereunder exceed the maximum rate of interest permitted under applicable law. Any payment made, which if treated as interest would cause the interest charged to exceed the maximum rate permitted, shall instead be held by Lender to the extent of such excess as additional Collateral hereunder and applied to future interest payments as and when such amount becomes due and payable hereunder, or refunded to Borrower if all Obligations are duly satisfied.

3.4 Nature of Loan and Pledge The Lender agrees, for itself, and its successors, endorsees and assigns, that other than as provided in the next subsection the responsibility to make payments hereunder is a non-recourse obligation of the Borrower and each of its successors, and assigns; and the Lender and each of its successors, endorsees or assignees, may, for payment of the Loan and Obligations only look to the property encumbered by this Loan and Pledge Agreement and/or the other instruments of security that secure the Loan, and may not subsequently make any claim or institute any action or proceeding against the Borrower, Pledgor or any successors, or assigns of the Borrower or Pledgor for any deficiency remaining after collection upon the Collateral or any other loss suffered by Lender, or its successors, endorsees or assigns.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender that:

4.1 No Liens. The Collateral is free and clear of any Lien, except for Liens in favor of the Lender and Liens granted or created by Lender pursuant to the Loan Documents.

4.2 Consents. This Loan Agreement and the Loan Documents executed by Borrower constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms. The Borrower represents and warrants that no consent of any other party and no consent, license, approval, or authorization of any governmental authority is required in connection with the execution, delivery and performance of this Loan Agreement and the Loan Documents herewith.

4.3 No Conflicts. The execution and delivery of this Loan Agreement and other Loan Documents executed by Borrower do not conflict with or result in the breach of any agreement, mortgage or other instrument under which Borrower or any of the Collateral is subject. The execution and delivery of this Loan Agreement and other Loan Documents executed by Borrower does not cause a violation or conflict of any law, rule, or regulation of any governmental agency with jurisdictional authority applicable to him or the Collateral.

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4.4 Dividends/Stock Splits. The application of all calculations or responsibilities of Lender under this Agreement shall be equitably modified to reflect so-called “stock splits”, mergers, or other modifications to the Shares.

4.5 Professional Client. The Borrower is a “Professional Client” as defined in the Dubai Financial Services Authority (DFSA) Conduct of Business Module (COB) Rules and the Borrower has read and understood the Professional Client Treatment Notice as set out in Schedule 1 to this Agreement (the “Professional Client Treatment Notice”) and agrees to the Professional Client Treatment Notice. For the purpose of this Article 4.5, “we” in the Professional Client Treatment Notice shall mean the Lender, “you” shall mean the Borrower and “our” and “your” shall be construed accordingly.

4.6 Certain Fees. The Borrower has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ fees, structuring fees, financial advisory fees or other similar fees in connection with the Loan Agreement and the other Loan Documents.

4.7 Use of Proceeds. The proceeds of the Loan shall be used for general corporate purposes.

4.8 Litigation. There is no action or proceeding pending, contemplated or threatened against Borrower before or by any court, arbitrator, grand jury or administrative agency, any governmental authority, bureau, agency, or instrumentality which might result in a material adverse change in the financial condition of Borrower or materially interfere with the ability of Borrower to timely perform any of its obligations under this Loan Agreement or the Loan Documents.

4.9 No Defaults. Borrower is not in default in the payment or performance of any of Borrower’s obligations or in the performance of any contract, agreement or other instrument to which Borrower is a party or by which any of Borrower’s assets or properties may be bound.

4.10 Non-Reliance. Borrower is acting for its own account, and has made its own independent decisions to enter into the Transaction, execute the Loan Documents, and deliver the Collateral as provided for herein and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of any other party as investment advice or as a recommendation to enter into the Loan; it being understood that information and explanations related to the terms and conditions of the Loan will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the Lender will be deemed to be an assurance or guarantee as to the expected results of the Loan.

4.11 Evaluation and Understanding. Borrower is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

4.12 Status of Parties. Lender is not acting as an agent, fiduciary or advisor for Borrower in respect of the Loan.

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4.13 Short Selling. The Lender is not engaged directly, in short selling the collateral by borrowing the shares from any entity or person and later buying shares in the same security, then returning the borrowed shares in an effort to make a profit. The Lender shall not lend or pledge the Pledged Collateral out to third parties for any purpose.

ARTICLE 5

DISPUTES

5.1 The courts of Emirate of Ras Al Khaimah have exclusive jurisdiction to settle any dispute arising out of or in connection with this Master Loan Agreement (including a dispute regarding the existence, validity or termination of this Master Loan Agreement) (“Dispute”).

5.2 Each of the parties agree that the courts of Emirate of Ras Al Khaimah are the most appropriate and convenient courts to settle disputes and accordingly no party will argue to the contrary. In addition, the Borrower hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding contemplated by this Section in any forum.

5.3 The Lender is entitled to effect service on the Seller of any writ, summons or other process or document by leaving it at or sending it by ordinary post or by certified or registered post to the Borrower’s Address of Record or to any of the Borrower’s addresses specified in this Master Loan Agreement or that may come to the notice of the Lender. The Borrower agrees that such process is deemed validly served on it immediately, if so left, or on the day immediately following the date of such ordinary posting, if sent by post and the Borrower will be deemed to have sufficient notice of such process in any case.

ARTICLE 6

INDEMNIFICATIONS

6.1 The Agreement hereby indemnify both parties

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ARTICLE 7

MISCELLANEOUS

7.1 Notices. All notices, requests or other communications to either party by the other shall be in writing and shall be deemed duly given on the earlier of the date the same is delivered in person or two days after deposit with any internationally recognized private international overnight courier service, delivery charges prepaid, or, in the case of notice to the Lender, one day after deposit with a nationally recognized overnight courier service, delivery charges prepaid, in each case to the names and addresses listed on the first page of this Loan Agreement. Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

BORROWER:	LENDER:
Graphjet Technology	International Liquidity, LLC
4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands	Central One District C1 Building, Level 1 Dubai, UAE
chrislai@graphjettech.com	deals@internationalliquidity.com

Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given. If, at any time, the Borrower changes the Notices and fails to properly notify the Lender, then the Borrower shall bear sole responsibility for any breach of contract tied to notifications.

7.2	Governing Law.

(a)	Generally. This Master Loan Agreement is governed by laws of the United Arab Emirates as applicable in the Emirate of Ras Al Khaimah; without regard to the conflicts of law rules or principles, except as required by mandatory provisions of Applicable Law and except that to the extent that the validity or perfection and the effect of perfection or non- perfection or priority of any security interest created hereby, or remedies hereunder, in respect of any particular Securities, or the transfer of Issuer Securities, are governed by the law of a jurisdiction other than United Arab Emirates, then such matters (and only such matters) shall be governed by, and enforced in accordance with the laws of, such relevant jurisdiction without affecting the governing law of any other aspect of this Master Loan Agreement.

7.3 Further Assurances. Borrower hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by Lender in order to carry out fully the intent and accomplish the purposes of this Loan Agreement and the transactions referred  to herein. Borrower agrees to take any action which Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to Lender by this Loan Agreement, and each other agreement, instrument and document delivered to Lender in connection herewith, including specifically, at Borrower’s own cost and expense, the use of its reasonable best efforts to assist in obtaining consent of any government agency or self-regulatory organization for an action or transaction contemplated by this Loan Agreement which is then required by law.

7.4 Survival of Agreements. Except as herein provided, all agreements, representations and warranties made herein and in any certificate delivered pursuant hereto, shall survive the execution and delivery of this Loan Agreement and the Note, and shall continue in full force and effect until the indebtedness of Borrower under the Notes and all other Obligations have been paid in full.

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7.5 Waivers. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege under this Loan Agreement or any agreement or instrument delivered to Lender hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any right, power or privilege under this Agreement or the Master Pledge Agreement or any agreement or instrument delivered hereunder. No waiver shall be effective unless executed by Lender and any such waiver shall not constitute a waiver in the future of any of the provisions of any of the foregoing documents, except as may be specifically provided in any such waiver. No notice to Borrower from Lender shall entitle Borrower to any other or further notices in any circumstance unless expressly provided for in such notice or this Loan Agreement. No course of dealing between Borrower and Lender shall operate as a waiver of any of the rights of Lender under this Loan Agreement.

7.6 Gender and Number. Words used herein, regardless of the number of gender specifically used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine, feminine or neuter, as the context requires.

7.7 Captions. Captions used herein are inserted for convenience only and shall not be given any legal effect.

7.8 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed copy or signature page of this Agreement or any other Loan Documents, by facsimile transmission or electronic image scan transmission (e.g., PDF) shall be as effective as delivery of a manually executed counterpart thereof.

7.9 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns except that the rights and obligations of Borrower hereunder may not be assigned or transferred in any respect. The provisions of this Loan Agreement are intended to be for the benefit of any holder, from time to time and shall be enforceable by any such holder, whether or not an expressed assignment to such holder of rights under this Loan Agreement has been made by Lender or its successors or assigns.

7.10 Confidentiality. This Agreement is to be kept confidential and is not to be reproduced in any manner whosoever for persons other than the parties hereto. Each party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality Each Party (Receiving Party) agrees that in the course of performance of this Agreement it may obtain or otherwise become aware of information of a confidential nature pertaining to the business, finances, trade, operations or other information (Confidential Information) belonging to or pertaining to the other party (Disclosing Party). The Receiving Party shall not disclose any part of the Confidential Information to any person other than whose knowledge is essential for the performance of this Agreement. The obligations specified in this clause do not apply to any Confidential Information to the extent that it is now or subsequently becomes publicly available through no fault of the Receiving Party or which the Receiving Party can demonstrate was known to it before receipt from the Disclosing Party, or which is or has been received from another source without obligation as to confidentiality, or which is required to be disclosed by law or regulating authority, or which is or has been independently developed by the Receiving Party without reference to the information disclosed to it by the Disclosing Party. The provisions of this Article 7.10 shall survive the termination of this Agreement.

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7.11 Force Majeure. Notwithstanding any provision of this Agreement, neither party shall be liable for its inability in performing any of its obligations hereunder (other than an obligation to make payment) if such inability is caused by or arises as a result of a Force Majeure Event. For the purposes of this clause a Force Majeure Event means any circumstances beyond the reasonable control of the relevant party including, without limitation, inability or delay caused through acts of God, fire, flood, riot, industrial dispute of any kind (other than disputes involving that party’s own employees or the employees of an affiliate of that party), lightning, explosion, civil commotion, malicious damage, storm, tempest, acts or omissions of communications carriers or any third party, act of government or other regulatory authority, acts or omissions of persons or bodies for whom the party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant Party.

The Party affected by the Force Majeure Event shall promptly notify the other of the estimated extent and duration of such inability to perform its obligations hereunder and in the event that this Agreement cannot be performed according to its terms for a continuous period of one (1) month by reason of such Force Majeure Event, the affected Party shall be entitled to terminate this Agreement forthwith without any liability whatsoever to the other.

7.12 Assignment. Such consent shall not to be unreasonably withheld. (a) The Borrower shall not assign, transfer, charge or novate any of its rights or obligations hereunder nor grant, declare, create or dispose of any right of interest in it. Any purported assignment in contravention of this Article 7.12 is void. (b) The Lender may, without the consent of the Borrower, assign all or any part of its interest in the Loan to one or more Persons (each, an “Assignee”). The Lender may, but shall not be bound to, deliver to the Borrower an instrument of assumption pursuant to which any Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if such Assignee had been an original party hereto. Upon any such assignment and such assumption of the obligations of the Lender by an Assignee, the Lender and the Borrower shall be mutually released from their respective obligations to each other hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of any matter which shall have arisen prior to such assignment.

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7.13 Independent Legal. The Borrower acknowledges that: (i) the Lender has recommended and encouraged the Borrower to obtain independent legal and tax advice with respect to this Master Loan Agreement. The Master Loan Agreement and the transactions contemplated hereby; (ii) it has, in fact, been given an opportunity to obtain independent legal and tax advice from counsel/advisors of its choosing; and (iii) if it has not obtained independent legal and tax advice, despite having been encouraged and given the opportunity to do so, the Borrower explicitly waives the right to obtain such advice, and, in any event, the Borrower acknowledges that it has read and understood this Master Loan Agreement, that it is signing this Master Loan Agreement freely and voluntarily and without duress or undue influence of any nature whatsoever and it understands the risks and implications of the transactions contemplated hereby and is willing to assume (financially and otherwise) such risks.

7.14 Usury. The Borrower expressly waives all defenses the Borrower may have or could interpose with respect to usury and other such related rights under in any action relating to this Loan Agreement, or any Loan made hereunder.

7.15 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and may be amended, changed or terminated only by an instrument in writing signed by the parties hereto.

7.16 Amendments. Amendments to this Agreement (including the adding or updating of any Annex, appendices, annexures or schedule) shall not be effective unless in writing and signed by authorized signatories on behalf of both parties.

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IN WITNESS WHEREOF, the parties hereto cause this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	LENDER:

Graphjet Technology	International Liquidity, LLC

By:	By:
Date:	Date:

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SCHEDULE 1

PROFESSIONAL CLIENT TREATMENT NOTICE

1.	You are classified as a Professional Client by reason of your being within a category of person described in the Dubai Financial Services Authority (DFSA) Conduct of Business Module (COB) Rules as follows:

1.1	An entity classified as a “Deemed Professional Client,” which includes:

A body corporate or partnership with net assets of at least USD 1 million (or equivalent), as stated in its latest audited financial statements prepared within the last 24 months; or

A trust with total assets of at least USD 1 million (or equivalent), as stated in its latest audited financial statements prepared within the last 24 months or in custodian statements issued within the last 12 months; or

A regulated financial institution, government entity, or supranational organization.

1.2	An individual classified as an “Assessed Professional Client,” being a natural person who meets at least two of the following criteria:

Has net assets (excluding primary residence) of at least USD 1 million (or equivalent), as evidenced by a certificate from an auditor, professional accountant, or custodian statement issued within the last 12 months;

Has gross annual income of at least USD 200,000 (or equivalent) in each of the last two years, as certified by an auditor or professional accountant;

Has significant experience in financial markets, either through employment in a financial institution for at least one year in a professional position or through managing a portfolio of at least USD 500,000 (or equivalent) for at least two years, as self-certified or verified by us.

1.3	A corporation wholly owned by an individual or individuals who meet the criteria in paragraph 1.2 above, where the sole business of the corporation is to hold investments.

We have categorized you as a Professional Client based on information you have provided to us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Client in relation to all investment products and markets unless otherwise specified.

2.	As a consequence of your categorization as a Professional Client, we are not required to fulfill certain requirements under the DFSA Rulebook, including the Conduct of Business Module (COB), and other DIFC regulations. While we may in fact undertake some or all of the following in providing services to you, we have no regulatory responsibility to do so:

2.1	Client agreement

We are not required to provide you with a client agreement containing all the terms mandated by COB Rule 3.3, including detailed disclosures about our services, unless we classify you as a Retail Client for specific transactions.

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2.2	Risk disclosures

We are not required by COB rules to provide you with standardized written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention in a prescribed format.

2.3	Information about us

We are not required to provide you with detailed information about our business, ownership structure, or the identity and status of employees or agents acting on our behalf with whom you will have contact.

2.4	Prompt Confirmation

We are not required by COB rules to promptly confirm the essential features of a transaction after effecting a transaction for you, unless specifically requested by you.

2.5	Information About Clients

We are not required to establish your financial situation, investment experience, or investment objectives beyond the initial classification process, except where we are providing advisory services requiring suitability assessments under COB Rule 3.4.

2.6	Suitability

We are not required to ensure that a recommendation or transaction is suitable for you in light of your financial situation, investment experience, and investment objectives, unless we are providing discretionary portfolio management or advisory services explicitly subject to suitability obligations.

Investor characterization/disclosure of sales related information.

2.7	Disclosure of Transaction Costs

We are not required to disclose detailed sales-related information, such as commissions or fees embedded in transactions, unless required by other specific DFSA rules applicable to the product or service.

2.8	Non-Applicability of Certain UAE Federal Laws

You agree that, to the extent permitted by DIFC law, certain provisions of UAE federal laws, such as Federal Law No. 15 of 2020 Concerning Consumer Protection, do not apply to this Agreement or the relationship between the parties arising out of this Agreement, given your status as a Professional Client dealing in a wholesale financial context.

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3.	You have the right to withdraw from being treated as a Professional Client at any time in respect of all or any investment products or markets by providing written notice to our Compliance Department. Upon such withdrawal, we may reclassify you as a Retail Client, subject to DFSA rules, which would entail additional regulatory protections.

4.	By signing this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks involved in trading in those products and markets.

5.	By signing this Agreement, you hereby agree and acknowledge that you have read and understood, and have had explained to you, the consequences of consenting to being treated as a Professional Client and the right to withdraw from being treated as such as set out herein, and that you hereby consent to being treated as a Professional Client.

6.	By signing this Agreement, you hereby agree and acknowledge that we will not provide you with contract notes, periodic statements, or receipts in the format or frequency required for Retail Clients under COB Rule 8.3, unless otherwise agreed between us or mandated by specific DIFC regulations applicable to the transaction.

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EXHIBIT 1 CLOSING

SUMMARY EXAMPLE

The Borrower and Lender hereby agree as follows:

1) That each has elected to proceed with a new loan transaction collateralized by additional shares of the same security;

2) That each agrees to hereby incorporate by reference the Master Loan Agreement and Master Pledge Agreement into this Closing Summary so as to contain the full terms and conditions of their mutual agreement substituting only the following new terms in the Master Loan Agreement, Article 2.1, Loan Principal Amount and Master Pledge Agreement, Recitals, Article B and Article 2.1, Pledge by Pledgor, regarding the percentage of the Fair Market Value offered on the new Pledged Collateral and a new agreed upon number of shares;

i)	the percentage of Fair Market Value shall be 65.00%; and

ii)	the number of shares shall be up to 3,157,000 shares.

3) That each agrees this Closing Summary is a new loan and the effective dates in the Master Loan Agreement and Master Pledge Agreement shall be reset and commence from the final full execution date of the last signatory of this Closing Summary.

BORROWER:	LENDER:

Graphjet Technology	International Liquidity, LLC

By:	By:
Date:	Date:

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